EMPLOYMENT AGREEMENT


      Employment Agreement ("Agreement"), dated as of February 28, 2007, by and among Michael E. Callahan, an individual with an address at 155 Wild Oak Drive, Southington, CT 06489 ("Executive"), Pentec, Inc., a Connecticut corporation with its principal office located at 72 Queen Street, Southington, Connecticut 06489 ("Pentec"), and Pentec Capital Management, Inc., a Connecticut corporation with its principal office located at 72 Queen Street, Southington, Connecticut 06489 ("PCM", and collectively with Pentec, the "Company").

                                    RECITALS

      A. Pursuant to that certain Stock Purchase Agreement by and among National Investment Managers Inc. ("NIM"), Pentec, PCM, and Michael E. Callahan dated February 28, 2007 (the "Purchase Agreement"), contemporaneously with the execution of this Agreement, NIM has acquired the Company.

      B. Pursuant to the Purchase Agreement, NIM has agreed to cause Pentec and PCM to retain Executive as an employee during the Term (as defined below).

      C. Executive desires to be employed by the Company during the Term, all upon the terms and conditions set forth herein.

      NOW, THEREFORE, the Company and Executive agree as follows:

1 Engagement; Duties. Subject to the terms and conditions set forth herein, the Company shall employ Executive, and Executive shall serve the Company, as Vice President of PCM and Vice President of Pentec during the Term (as defined in Section 2). In such capacity, Executive shall perform duties and be assigned responsibilities that are substantially similar to those performed by the Executive immediately prior to the date hereof and as may be assigned to Executive from time to time. During the Term, the Executive shall report to the Chief Executive Officer and Chief Operating Officer of NIM. During the Term, Executive shall use Executive's reasonable efforts to promote the interests of the Company, shall perform Executive's duties faithfully and diligently, consistent with sound business practices and shall devote Executive's "full business time" to the performance of Executive's duties for the Company in accordance with the terms hereof; provided, however, that Executive shall be entitled to spend up to 5% of his time on other business ventures. For purposes of this Section 1, "full business time" shall mean an average of forty (40) hours per week during the Term (as defined below).

2 Term. Unless this Agreement is terminated pursuant to Section 5, the term of this Agreement ("Term") shall be for a period of two (2) years.

3 Compensation. As consideration for the performance by Executive of Executive's obligations under this Agreement, the Company shall pay Executive a base salary, commissions and a bonus as follows:


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      (A) During the Term,  the Company shall pay Executive a base salary ("Base
Salary") at the annual rate equal to One Hundred Thousand Dollars ($100,000).

      (B) The Base Salary shall be payable in accordance with the Company's normal payroll policy. The Company shall deduct from the Base Salary any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

      (C) Executive shall be entitled to commissions ("Commissions") from PCM in connection with sales of securities and insurance-related products, and the provision of investment advice and consulting services, performed by the Seller on behalf of PCM. These Commissions shall be equal to 40% of net commissions generated (i.e., net of fees paid to brokers); provided, however, that in the case of Commissions relating to the Seller's personal account, these Commissions shall be equal to 100% of net commissions generated (i.e., net of fees paid to brokers).

      (D) In the event that Executive assists NIM in finding potential acquisition or strategic investment targets, Executive shall be entitled to a payment in the amount of $20,000 ("Bonus") upon the completion of any such transaction; provided, however, Executive shall not be entitled to such Bonus in connection with acquisitions or strategic investment targets that are already in negotiation on the date hereof, or were introduced by a third party.

4     Reimbursement of Expenses; Fringe Benefits.

      (A) Expenses. During the Term, the Company shall reimburse Executive for ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties on behalf of the Company; provided, however, that any such expenses in excess of $250 are approved in advance in writing by the Chief Financial Officer of NIM. Notwithstanding the foregoing, the Company shall reimburse Executive for any professional dues and licensing fees that Executive shall be required to maintain.

      (B) Fringe Benefits. During the Term, Executive shall be entitled to those fringe benefits and perquisites that are provided to other executives of the Company generally, including any health or other insurance, pension and/or retirement, or welfare plan. Notwithstanding the foregoing, the parties acknowledge and agree that Executive shall not be entitled to fringe benefits and perquisites identified as non-recurring on Exhibit A annexed hereto.

      (C) Vacation. Executive shall be entitled to four (4) weeks paid vacation days during each calendar year of the Term, pro-rated for any partial calendar year, at such times as are mutually agreed upon by Executive and NIM.

5 Termination. The Company may terminate this Agreement upon Executive's death, and may terminate this Agreement at any earlier time at the option of the Company due to Executive's Disability (as defined below) or for Cause (as defined below). Executive may terminate this Agreement at any time for Good Reason (as defined below).


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      (A) As used in this Agreement:

            (i) The term "Disability" means the inability of Executive substantially to perform Executive's duties and obligations under this Agreement for ninety (90) consecutive days or ninety (90) days in any one hundred eighty
(180)-day period because of any mental or physical incapacity.

            (ii) The term "Cause" means (A) any act by Executive that damages, in any material respect, the reputation, business or business relationships of the Company, (B) any action by Executive that constitutes a fraud against the Company, (C) the conviction of Executive of a misdemeanor or felony, (D) Executive's refusal or failure to perform Executive's duties that continues for a period of ten (10) business days after notice of such refusal or failure is given by the Company to Executive, (E) any material breach by Executive of this Agreement or any other agreement between Executive and the Company, or any affiliate of the Company, that continues for a period of ten (10) business days after notice of such breach is given by the Company to Executive, or (F) any failure by Executive to maintain Executive's securities registrations and other regulatory licenses and authorizations (other than insurance licenses in states other than Connecticut), including without limitation, any willful violation of applicable laws, rules or regulations by Executive that results in the suspension or revocation of such registrations, licenses or authorizations.

            (iii) The term "Good Reason" shall mean (A) the breach by the Company of this Agreement, the Purchase Agreement or any other agreement entered into in connection with the transactions contemplated by the Purchase Agreement (collectively, the "Other Agreements"), including the failure by the Company to make payments required to be made to Executive under this Agreement or the Other Agreements, and the failure to cure such breach within thirty (30) days after receipt of written notice thereof from Executive, (B) the imposition by the Company of a requirement that the principal office of the Company from which Executive will perform services under this Agreement be located anywhere other than in Connecticut, New York City or Boston, unless such relocation of the principal office of the Company is agreed to in writing by the Executive, (C) a material and adverse change in Executive's position (D) at any time after a Change in Control, Pentec or PCM is required to include any proprietary products in its product offerings to customers, and such proprietary products account for more than ten percent (10%) of the revenues generated by all product offerings or (E) the Company terminates Executive for Cause and Executive later obtains a final non-appealable decision from a court of competent jurisdiction to the effect that the Company was not entitled to terminate Executive's employment for "Cause" at the time of such purported termination.

            (iv) The term "Termination Date" shall mean the earlier of the expiration of this Agreement or the effective date of the Company's or Executive's termination of this Agreement.

            (v) A "Change in Control" means any of the following: (i) any "Person" or "group" (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 50% or more on a fully diluted


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basis of the then  outstanding  voting  equity  interests  of NIM (other  than a
"Person" or "group" that beneficially owns 50% or more of such outstanding voting equity interests on the date hereof); (ii) NIM sells, leases, transfers or otherwise disposes of all or substantially all of its assets; or (iii) NIM merges or consolidates with or into any other "Person", or any other "Person" merges or consolidates with or into NIM, in each case unless the holders of a majority of the outstanding voting equity interests of NIM immediately prior to such merger or consolidation continue to hold a majority of the outstanding voting equity interests of the resulting or surviving entity.

      (B) Payments to Executive Upon Termination of This Agreement.

            (i) In the event this Agreement is terminated prior to the expiration of the Term by the Company without Cause or by Executive for Good Reason, the Company shall pay to Executive the amounts set forth in this Section 5(B)(i) within thirty (30) days of the Termination Date: (a) an amount equal to Executive's accrued but unpaid Base Salary and earned but unpaid Commissions and Bonus; (b) reimbursement for any reimbursable business expenses incurred in accordance with this Agreement prior to the Termination Date; (c) Executive's Base Salary for the remainder of the Term, payable as and when such Base Salary otherwise would have been payable in accordance with the Company's payroll practices; and (d) any other amounts or benefits due under this Agreement and any benefit plan, or program through the remainder of the Term in accordance with the terms of said plan or program, but without duplication.

            (ii) In the event this Agreement is terminated prior to the expiration of the Term by the Company for Cause or due to Executive's death or Disability, or by Executive without Good Reason, the Company shall pay to Executive the amounts set forth in this Section 5(B)(ii): (a) an amount equal to Executive's accrued but unpaid Base Salary and earned but unpaid Commissions and Bonus prior to the Termination Date; (b) reimbursement for any reimbursable business expenses incurred in accordance with this Agreement prior to the Termination Date; and (c) any other amounts or benefits due through the Termination Date under this Agreement and any benefit plan, or program in accordance with the terms of said plan or program, but without duplication.

            (iii) Upon expiration of the Term, the Company shall pay to Executive the amounts set forth in this Section 5(B)(iii): (a) all of Executive's accrued but unpaid Base Salary and earned but unpaid Commissions and Bonus; (b) reimbursement for any reimbursable business expenses incurred in accordance with this Agreement prior to the end of the Term; and (c) any other amounts or benefits due through the end of the Term under this Agreement and any benefit plan, or program in accordance with the terms of said plan or program, but without duplication.

The Company's obligations under Sections 5(B)(i), (ii) and (iii) shall survive termination of this Agreement.

6 Non-Disclosure; Non-Competition and Non-Solicitation. Reference is made to the Non-Competition, Non-Solicitation and Non-Disclosure Agreement, of even date herewith, among NIM, the Company and Executive, which is incorporated herein by reference and shall survive the expiration or termination of this Agreement.


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7     Representation  and  Warranty  of  Executive.   Executive  represents  and
      warrants to the Company that the execution and delivery of this Agreement and the performance of Executive's obligations pursuant hereto shall not conflict with or result in a breach of any provisions of any (a) agreement, commitment, undertaking, arrangement or understanding to which Executive is a party or by which Executive is bound; or (b) order, judgment or decree of any court or arbitrator.

8     General Provisions.

      (A) Notices. All notices and other communications under this Agreement shall be in writing and may be given by personal delivery, registered or certified mail, postage prepaid, return receipt requested or generally recognized overnight delivery service. Notices shall be sent to the appropriate party at that party's address set forth above or at such other address for that party as shall be specified by notice given under this Section. All such notices and communications shall be deemed received upon (a) actual receipt by the addressee or (b) actual delivery to the appropriate address. Copies of notices hereunder shall be sent as follows: If to Executive - to: Michael E. Callahan, 155 Wild Oak Drive, Southington, Connecticut 06489, e-mail: me2332@aol.com; and to: Shipman & Goodwin LLP, One Constitution Plaza, Hartford, Connecticut 06103, fax no. 860 251 5311, attention: Marcus D. Wilkinson, Esq.; and if to the Company, to: National Investment Managers Inc., 420 Lexington Avenue, New York, NY 10170, attention: Chief Financial Officer, and to: Sichenzia Ross Friedman Ference LLP, 1065 Avenue of the Americas, 21st Floor, New York, New York 10018, fax no. 212 930 9725, attention: Gregory Sichenzia, Esq.

      (B) Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties' respective successors, permitted assigns, and heirs and legal representatives. This Agreement may be assigned to, and thereupon shall inure to the benefit of, any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, by operation of law, provided, however, that in the event of any such assignment, equitable adjustments shall be made to any financial criteria or targets required to be met by Executive. This Agreement is a personal services contract and may not be assigned by Executive nor may the duties of Executive hereunder be delegated by Executive to any other person.

      (C) Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected, but shall be enforced to the full extent permitted by law.

      (D) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.


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      (E) Governing  Law. This  Agreement  shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York located in the County of New York and the Federal court in the Southern District of New York with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court.

      (F) Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original, but each of which together shall constitute the same instrument. In addition, the parties may execute multiple original copies of this Agreement, each of which shall be considered an original, but all of which shall be considered the same Agreement.

      (G) Entire Agreement; Amendment. This Agreement contains the complete statement of all the arrangements between the parties with respect to its subject matter, supersedes all prior agreements between them with respect to that subject matter, and may not be changed or terminated orally. Any amendment or modification must be in writing and signed by the party to be charged.

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      IN WITNESS WHEREOF,  the parties hereto have executed this Agreement as of the date first set forth above.


                                            PENTEC, INC.


                                            By: /s/ Michael E. Callahan
                                            Name:  Michael E. Callahan
                                            Title: President


                                            PENTEC CAPITAL MANAGEMENT, INC.


                                            By: /s/ Michael E. Callahan
                                            Name:  Michael E. Callahan
                                            Title: President


                                            EXECUTIVE:


                                            /s/ Michael  E. Callahan
                                            Michael E. Callahan


                [SIGNATURE PAGE - CALLAHAN EMPLOYMENT AGREEMENT]


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                                    EXHIBIT A

                          Non-Recurring Fringe Benefits

Auto reimbursement in excess of IRS mileage rate
Cell phones for wives
Reimbursement of Personal Disability Coverage
Reimbursement of Personal Long Term Care Insurance
Club Dues
Key Man
Insurance
Exotic Travel


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